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                                                                 EXHIBIT 10.11


DATE:      10/4/96

TO:        DAVE STEGEMOLLER


FROM:      ROGER BURTRAW


SUBJECT:   RETENTION BONUS


         The Company has approved a "special bonus" designed to retain your services during any effort to sell the Powertrain Division of Harvard Industries, or Harvard Industries. If you remain with Harvard Industries throughout the effort to sell and a sale is consummated, you will receive a bonus of $250,000 with necessary legal deductions ten (10) business days after the closing.

         To be eligible for this bonus, you must remain with Harvard Industries throughout the effort to make such a sale and actively participate in the process. If a sale is consummated, you will receive this payment within ten
(10) business days following the closing.

         This is not an agreement by the Company to retain your services during this period.

         This agreement will be effective on this date and will expire at the end of one (1) year unless renewed in writing by the Company thirty (30) days prior to its expiration.